NEWS RELEASE

RANGE PRICES SENIOR SUBORDINATED NOTES

FORT WORTH, TEXAS, JUNE 23, 2004 — RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that it has priced its previously announced private offering of $100 million of senior subordinated notes (the “Notes”) due 2013 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”), and other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Act. Interest on the Notes will accrue at a rate of 7-3/8% per annum and will be payable semi-annually in arrears on January 15 and July 15 of each year commencing on July 15, 2004. The Notes were priced at 98.125% of par to yield 7.67% to maturity. The transaction is expected to close on June 25, 2004, subject to customary closing conditions.

The net proceeds of the offering will be used to partially fund the recently announced acquisition of the 50% of Great Lakes Energy Partners, LLC that Range does not currently own. If the Great Lakes acquisition is not completed, the net proceeds will be used for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the senior subordinated notes or any other security of the Company. The senior subordinated notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and were offered to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Act. Unless so registered, the senior subordinated notes issued may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

2004-18

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com